Exhibit 23.5

September 10, 2012

Board of Directors

United Financial Bancorp, Inc

95 Elm Street

P.O. Box 9020

West Springfield, MA 01090

Re:	Registration Statement on Form S-4 of United Financial Bancorp, Inc. filed on September 10, 2012 (“Registration Statement”)

Members of the Board:

Reference is made to our opinion letter, dated May 30, 2012, with respect to the fairness, that, as of the date of Stifel, Nicolaus & Company, Incorporated’s written opinion, the merger consideration to be paid by United Financial Bancorp, Inc. (“UBNK”) to holders of New England Bancshares, Inc. (“NEBS”) common stock in connection with the merger pursuant to the merger agreement is fair to UBNK, from a financial point of view.

The aforementioned opinion letter was provided for the information and assistance of the Board of Directors of UBNK in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that UBNK has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by UBNK or its stockholders.

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY – United Financial Bancorp’s Financial Advisor Believes the Merger Consideration is Fair to United Financial Bancorp”, “RISK FACTORS”, “DESCRIPTION OF THE MERGER”, “ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES”, in, and to the inclusion of such opinion as Annex B- Fairness Opinion of Stifel, Nicolaus & Company, Incorporated to the Proxy Statement/Prospectus included in the above-referenced Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED